Exhibit 99.1

FOR IMMEDIATE RELEASE

Jeffery Davis steps down

as COO of American Seafoods Group

Davis to remain active in company as board member, business consultant

SEATTLE (Dec. 13, 2004) – American Seafood Group, one of the nation’s largest seafood processors, today announced that Jeffery Davis, the company’s chief operating officer, has resigned from the company in order to pursue other outside interests.

The resignation will be effective Jan. 1, 2005, said Bernt Bodal, chief executive officer for American Seafoods Group.

Bodal stressed that Davis will remain active in the company, although not on a daily operational level. Davis, who joined the company in 2000, will join the company’s board of directors and will continue to provide consulting services for the company, Bodal said.

“Jeff will continue to be an active participant and leader in our business, but from a different perspective than daily operations,” Bodal said. “He will be a key member of our board, where I believe he will provide great value to us through his deep experience and expertise in our industry.”

Davis’ duties and responsibilities will be absorbed by the company’s current management team, Bodal said. Davis has been most active in American Pride Seafoods, the company’s value-added processing and scallop operations in New Bedford, Mass., and Greensboro, Ala., and has worked closely with John Cummings, president of American Pride Seafoods.

Davis has been chief operating officer of American Seafoods Group LLC and chief executive officer of American Seafoods International LLC since January 2000. Prior to joining American Seafoods Group LLC, Davis was president and chief executive officer of Baader North American Corp., a wholly-owned U.S. subsidiary of Baader Beteligungs GMBH, a manufacturer of fish and poultry processing machines, from 1980 to 1999.

“After nearly three decades in the seafood business, I am looking forward to exploring some other interests, both personally and professionally,” Davis said. “But I am still committed to the ongoing success of American Seafoods and its business units, and am eager to participate in the company as a consultant and board member.”

About American Seafoods Group

American Seafoods Group is one of the world’s leading companies in the harvesting, at-sea processing, preparation and supply of quality seafood. The company harvests a variety of fish species and processes the catch into an array of finished products, both on board its fleet of state-of-the-art vessels and at its facilities in New Bedford, Mass., and Greensboro and Demopolis, Ala.

The company produces a diverse range of fillet, surimi, roe and block-cut product offerings, made from Alaska Pollock, longline cod, sea scallops, and U.S. farm raised catfish. Finish products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide.

Media contact:

Bob Silver

MWW Group for American Seafoods Group

206-689-8505

bsilver@mww.com

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